EXHIBIT 5.1


                                            [ROSS & HARDIES LETTERHEAD]


                                                   July 25, 1997


Enzon, Inc.
5601 West Howard Street
Niles, Illinois  60714

             Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

          You have requested our opinion with respect to the registration by Enzon, Inc. (the "Company") pursuant to a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,015,228 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), issued upon the conversion of the Company's previously outstanding Series D Preferred Stock, 200,000 shares of Common Stock issuable upon the exercise of an outstanding warrant (the "Warrant") and up to 836,623 shares of Common Stock issuable upon the occurrence of certain triggering events (herein a "Triggering Event") specified in (i) the Certificate of Designations, Rights and Preferences relating to the Company's Series D Preferred Stock (the "Certificate of Designations") and/or (ii) the Registration Rights Agreement (the "Registration Rights Agreement") dated March 15, 1996, by and among the Company and the other parties thereto.

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates or public officials and have not independently verified such facts.

          Based upon the foregoing, it is our opinion that the Common Stock issued upon conversion of the previously outstanding Series D Preferred Stock is validly issued fully paid and non-assessable and that the Common Stock issuable upon the proper exercise of the Warrant and/or upon the occurrence of a Triggering Event will be validly issued, fully paid and non-assessable when issued in accordance with the terms of such Warrant, the Certificate of Designations or the Registration Rights Agreement.

          We express no opinion as to the laws of any jurisdiction other than the State of New York and the United States of America. Insofar as the foregoing opinion relates to matters that would be controlled by the substantive laws of any jurisdiction other than the United States of America or the State of New York, we have assumed that the substantive laws of such jurisdiction conform in all respects to the internal laws of the State of New York.

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          We hereby  consent to the  reference  to our firm in the  Registration
Statement relating to the registration of 2,051,851 shares of Common Stock.

                                                      Very truly yours,

                                                      ROSS & HARDIES


                                                      By:  /S/KEVIN T. COLLINS
                                                      ------------------------
                                                           Kevin T. Collins
                                                           A Partner